Merrill Lynch Ready Assests Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 06/30/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/01/2005	$20,000	Falcon Asset Securitiztion	2.79%	05/03/2005
04/13/2005	35,000	Windmill Funding Corp	2.89	05/19/2005
04/15/2005	20,000	Clipper Receivables Comp	2.91	05/16/2005
04/20/2005	16,050	CC USA Inc	2.94	05/23/2005
05/06/2005	15,300	Stanfield Victoria Fin.	5.00	05/15/2006
06/20/2005	25,000	Amsterdam Funding Corp	3.22	07/21/2005
06/28/2005	30,000	Toronto Dominion Bank	3.795	07/28/2006